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                                                                     EXHIBIT 3.1



                                    RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                         CENTERIOR FUNDING CORPORATION


         The undersigned, in order to amend and restate the Certificate of Incorporation, as amended, of Centerior Funding Corporation (the "Corporation") which was originally filed with the Secretary of State of Delaware on August 30, 1995 and amended on October 4, 1995, do hereby certify that the following Restated Certificate of Incorporation of the Corporation was duly adopted by the directors and the stockholders of the Corporation in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware:

         FIRST.  The name of the Corporation is Centerior Funding Corporation.

         SECOND. The address of the Corporation's registered office in the State of Delaware is 1013 Centre Road, City of Wilmington, County of New Castle, State of Delaware. The name of its registered agent at such address is Corporation Service Company.

         THIRD. The purposes for which the Corporation is formed are (i) to engage in acquiring, owning, holding, transferring, assigning, pledging and otherwise dealing with such assets as may, from time to time, constitute all or part of the trust estate (the "Trust") established from time to time pursuant to the trust agreement entered into between the Corporation and an entity serving as eligible lender trustee, providing for, among other things, the issuance of securities representing beneficial ownership interests in, or secured by, one or more pools of receivables and related assets, (ii) to acquire, own, hold, transfer, assign, pledge and otherwise deal with trust certificates and other securities issued by the Trust, and (iii) to engage in any activity and to exercise any powers permitted to corporations under the laws of the State of Delaware that are incident to the foregoing and necessary or convenient to accomplish the foregoing; provided, however, that the Corporation shall not have the power to issue debt obligations or incur, assume or guarantee any additional debt. The Corporation shall not engage in any business or activity other than in connection with or relating to the activities described above.

         FOURTH. The total number of shares of stock which the Corporation shall have authority to issue is 3,000 shares of Common Stock with a par value of One Cent ($.01) per share.

         FIFTH.  (a)      The affairs of the Corporation shall be managed by a
Board of Directors consisting of five members. At least two directors of the Corporation (the "Outside Directors") shall not be a director, officer or employee of, or direct or indirect beneficial owner of any securities of, or members of the immediate family of any such director, officer, employee or beneficial owner of the Corporation's parent, The Cleveland Electric Illuminating Company ("CEI"), or any affiliate of CEI. For purposes of the foregoing, an "affiliate" is an
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entity controlling, controlled by or under common control with another entity.
Should any Outside Director resign, die, become disabled or incapacitated, or be prevented from acting, the affairs of the Corporation shall and may be managed by the remaining directors, who shall promptly replace the aforementioned Outside Director with a person meeting the requirements set forth above. Should any Outside Director resign, die, become disabled or incapacitated, or be prevented from acting, the remaining directors shall take no action to acquiesce, petition, or otherwise invoke or cause the Corporation to invoke the process of any governmental authority for the purpose of commencing or sustaining a case against the Corporation under any Federal or state bankruptcy, insolvency or similar law or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or similar official, before replacing the aforementioned Outside Director with a person meeting the requirements set forth above.

                    (b) The Corporation shall maintain a principal office through which its business shall be conducted.

                    (c) The Corporation shall maintain corporate records and books of account and shall not commingle its corporate records and books of account with the corporate records and books of account of CEI.

                    (d) The Board of Directors of the Corporation shall hold appropriate meetings to authorize all of its corporate actions. Regular meetings of the Board of Directors shall be held not less frequently than three times per annum.

                    (e) The funds and other assets of the Corporation shall not be commingled with those of any other corporation.

                    (f) The Corporation shall pay its own expenses and shall not hold itself out as being liable for the debts of any other party.

                    (g) The Corporation shall not form, or cause to be formed, any subsidiaries.

                    (h) The Corporation shall act solely in its corporate name and through its duly authorized officers or agents in the conduct of its business, shall prepare financial statements separate from those of CEI, and shall conduct its business so as not to mislead others as to the identity of the entity with which they are concerned. The Corporation shall hold itself out to creditors, the public and all others as a corporate entity separate from CEI.

                    (i) Meetings of the stockholders of the Corporation shall be held not less frequently than one time per annum.

                    (j) The Corporation shall operate in such a manner that it would not be substantively consolidated in the trust estate of any other entity.





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         SIXTH.  Notwithstanding any other provision of this Restated
Certificate of Incorporation and any provision of law that otherwise so empowers the Corporation, the Corporation shall not do any of the following:

                    (i)    dissolve or liquidate, in whole or in part;

                    (ii) merge or consolidate with any other corporation other than a corporation wholly owned, directly or indirectly, by any entity owning 100% of the stock of the Corporation and having a certificate of incorporation containing provisions identical to the provisions of Articles THIRD and FIFTH and this Article SIXTH;

                    (iii) without the approval of the Outside Directors, institute proceedings to be adjudicated a bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against it, or file a petition or answer or consent seeking reorganization or relief under the Federal Bankruptcy laws, or consent to the filing of any such petition or to the appointment of a receiver, liquidator, assignee, trustee, conservator, sequestrator (or other similar official) of the Corporation or of any substantial part of the Corporation's property, or make an assignment for the benefit of creditors, or admit in writing its inability to pay its debts generally as they become due, or take corporate action in furtherance of any such action; or

                    (iv) amend this Restated Certificate of Incorporation to alter, in any manner that would have a material adverse effect on the creditors of the Corporation, or to delete Articles THIRD, FIFTH or this Article SIXTH without, in each case, a letter from Moody's Investors Service, Inc. and Standard & Poor's Ratings Services, or their respective successors, confirming that such amendment will not result in the reduction or withdrawal of their ratings of any series or class of debt securities of the Corporation then outstanding;

PROVIDED, HOWEVER, that the actions of the Corporation shall not be so restricted or prohibited if, at the time the action is taken, there are no outstanding trust certificates or other securities issued by the Trust.

         SEVENTH.  The Corporation is to have perpetual existence.

         EIGHTH. Election of directors need not be by written ballot unless the by-laws of the Corporation shall so provide.

         NINTH. The Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the by-laws of the Corporation.





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         TENTH.  No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that this limitation of liability of a Director shall not apply with respect to (i) any breach of the director's duty of loyalty to the Corporation or its stockholder, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) any liability rising under Section 174 of the DGCL or (iv) for any transaction from which the director derives an improper personal benefit.

         ELEVENTH. The Corporation shall, to the fullest extent permitted by the General Corporation Law of the State of Delaware, as it may be amended and supplemented from time to time, indemnify any and all persons whom it shall have power to indemnify under such law against any expenses, liabilities or other matters referred to in or covered by that section; provided, however, that the Corporation shall indemnify any such person only if such proceeding was authorized by the Board of Directors. The indemnification provided for herein shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in their official capacities and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

         TWELFTH. Subject to the restrictions in Article SIXTH, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

         IN WITNESS WHEREOF, The Corporation has caused this Restated Certificate of Incorporation to be signed by David M. Blank, its President, and to be attested by Kevin P. Murphy, its Assistant Secretary, this 9th day of April, 1996.


                                        CENTERIOR FUNDING
                                          CORPORATION

                                        By: /s/ David M. Blank
                                           --------------------------
                                           Name: David M. Blank
                                           Title: President


                                        Attest: /s/ Kevin P. Murphy
                                               ----------------------
                                               Name: Kevin P. Murphy
                                               Title: Assistant Secretary





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STATE OF OHIO                            )
                                         ) SS:
COUNTY OF CUYAHOGA                       )


        On the 9th day of April, 1996, before me personally came David M. Blank to me known, who, being by me duly sworn, did depose and say that he is the President of Centerior Funding Corporation, the corporation described in and which executed the foregoing Restated Certificate of Incorporation; and that he signed his name thereto by authority of the Board of Directors of said Corporation.


                                        /s/ Sondra Y. Clarke
                                        --------------------------------------
                                        Notary Public

                                        My commission expires Nov. 25, 1998
                                                              ----------------




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